Exhibit 99.1



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HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP                                   FOR IMMEDIATE RELEASE

CONTACT:  Citigate Sard Verbinnen
          Paul Caminiti/Victoria Hofstad/Chris Kittredge
          212/687-8080


            HAMPSHIRE RECEIVES NASDAQ ADDITIONAL STAFF DETERMINATION

Anderson, SC, November 21, 2006... Hampshire Group, Limited (NASDAQ: HAMP) previously announced that it would defer filing its Quarterly Reports on Form 10-Q for the quarters ended July 1, 2006 and September 30, 2006 with the SEC in order to allow the Audit Committee of its Board of Directors to complete its previously announced independent investigation and for Hampshire to evaluate its findings. The failure to timely file the Quarterly Report on Form 10-Q for the quarter ended July 1, 2006 with the SEC resulted in noncompliance with Nasdaq Marketplace Rule 4310(c)(14). As previously announced, the Nasdaq Listing Qualifications Panel granted Hampshire's request for the continued listing of its common stock on the Nasdaq Global Market subject to certain conditions, including that on or before December 15, 2006, Hampshire files with the SEC its Quarterly Report on Form 10-Q for the quarter ended July 1, 2006. Failure to timely file the Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 with the SEC has resulted in additional noncompliance with Nasdaq Marketplace Rule 4310(c)(14).

On November 15, 2006, Hampshire received a Staff Determination from The Nasdaq Stock Market indicating that its noncompliance with Marketplace Rule 4310(c)(14) for failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 with the SEC serves as an additional basis for the delisting of Hampshire's common stock from the Nasdaq Global Market. Hampshire has requested an extension through December 29, 2006 to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 with the SEC and the continued listing of its common stock on the Nasdaq Global Market in the interim. There can be no assurance that the Listing Qualifications Panel will grant Hampshire's request for continued listing.

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.

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           Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.